Exhibit (a)(5)(L)

centerpulse
      Implanting trust.
                                                       Centerpulse Ltd
                                                       Andreasstrasse 15
                                                       CH-8050 Zurich

                                                       Tel +41 (0) 1 306 96 96
                                                       Fax +41 (0) 1 306 96 97
                                                       www.centerpulse.com

       MEDIA RELEASE
Date   September 2, 2003
Page   1/2


CENTERPULSE SHAREHOLDERS APPROVE ZIMMER OFFER

ZURICH, SEPTEMBER 2, 2003 - ZIMMER HOLDINGS, INC. TODAY PUBLISHED THE DEFINITIVE INTERIM RESULT FOR THE ACCEPTANCE OF CENTERPULSE SHAREHOLDERS TO ZIMMER'S OFFER. ZIMMER ANNOUNCED THAT SHARES REPRESENTING APPROXIMATELY 86.7% OF CENTERPULSE'S SHARE CAPITAL, INCLUDING THE CENTERPULSE SHARES HELD BY INCENTIVE, HAVE BEEN TENDERED INTO THE ZIMMER OFFER. ZIMMER'S OFFER REQUIRED A MINIMUM ACCEPTANCE LEVEL OF 66 2/3%. CENTERPULSE'S BOARD OF DIRECTORS IS VERY PLEASED THAT SO MANY SHAREHOLDERS FOLLOWED THE BOARD'S RECOMMENDATION FOR THE ZIMMER OFFER. ACCORDINGLY, THE FINAL CONDITION TO ZIMMER'S OFFER HAS BEEN FULFILLED.

According to the timetable set by the Swiss Takeover Board, an additional acceptance period of 10 trading days will start today and end on September 15. During this period Centerpulse shareholders who have not yet tendered their shares into the Zimmer offer may do so. The definitive final results will be published on September 19.

Max Link, Chairman and CEO of Centerpulse, is pleased with the result: "As a significant part of the leading worldwide orthopedics group, the medium- and long-term future of Centerpulse is now secure. Our shareholders will be able to take advantage of the increase in value of an outstanding company. For our employees around the world new opportunities will arise in what continues to be a rapidly-expanding company."

Centerpulse's subsidiaries develop, produce, and distribute medical implants and biological materials for orthopedic, spinal and dental markets worldwide. The product array includes artificial joints, dental implants, spinal implants and instrumentation.

SAFE HARBOR STATEMENTS UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein.


MEDIA RELATIONS:
Centerpulse Corporate Communications
Beatrice Tschanz
Phone:  +41 (0)1 306 96 46
Mobile: +41 (0)79 407 08 78
Fax:    +41 (0)1 306 96 51
E-Mail: press-relations@centerpulse.com

       MEDIA RELEASE
Date   September 2, 2003
Page   2/2

INVESTOR RELATIONS:

Suha Demokan                                     Marc Ostermann
Mobile: +41 (0)79 430 81 46                      Mobile: +41 (0)79 787 92 84
Phone:  +41 (0)1 306 98 25                       Phone:  +41 (0)1 306 98 24
Fax:    +41 (0)1 306 98 31                       Fax:    +41 (0)1 306 98 31
E-Mail: investor-relations@centerpulse.com       E-Mail: investor-relations@centerpulse.com


FOR BIDDING PROCESS:

Brunswick
Simon Holberton                                  Steve Lipin
Office: +44 20 7404 59 59                        Office: +1 212 333 38 10
Mobile: +44 79 7498 23 47                        Mobile: +1 917 853 08 48




(Swiss Stock Exchange: CEPN; New York Stock Exchange: CEP)

THIS MEDIA RELEASE IS AVAILABLE ON THE INTERNET AT: WWW.CENTERPULSE.COM.